Exhibit 99.1

SXC HEALTH SOLUTIONS ANNOUNCES RECORD
SECOND QUARTER FINANCIAL RESULTS
2009 guidance revised higher based on solid year-to-date performance and positive outlook for the remainder of the year

Lisle, Illinois, August 6, 2009 - SXC Health Solutions Corp. (“SXC” or the “Company”) (NASDAQ: SXCI, TSX: SXC), announces its financial results for the three- and six-month periods ended June 30, 2009.  Financial references are in U.S. dollars unless otherwise indicated.

Q2 2009 Highlights
•	Revenue was $320.8 million, compared to $227.8 million in Q2 fiscal 2008
•	Gross profit was $47.2 million, compared to $29.8 million in Q2 fiscal 2008
•	Adjusted EBITDA¹ was $23.7 million compared, to $9.6 million in Q2 fiscal 2008
•	GAAP net income increased to $12.0 million, or $0.47 per share (fully-diluted), compared to $3.3 million, or $0.14 per share (fully-diluted), in Q2 fiscal 2008
•	Non-GAAP adjusted earnings per share¹ (diluted), which excludes the NMHC transaction-related amortization, was $0.53, compared to $0.21 in Q2 fiscal 2008
•	Cash from operations was $19.8 million, compared to $9.0 million in Q2 fiscal 2008
•	Adjusted prescription claim volume1 for the PBM segment was 8.9 million in Q2 fiscal 2009
•	Gross margin per adjusted prescription for the PBM segment was $3.88 in Q2 fiscal 2009
•	Transaction processing volume for the HCIT segment was 98.8 million in Q2 fiscal 2009
•	Closed a multi-year, multi-million dollar agreement with Prime Therapeutics LLC
•	Awarded a contract to provide PBM technology solutions and services for the Commonwealth of Virginia's Medicaid drug rebate program
•	Subsequent to quarter-end, won a contract to provide PBM solutions to the Ohio Bureau of Workers' Compensation, the largest workers compensation organization in the U.S.
•	Subsequent to quarter-end, won a PBM services contract with Presbyterian Health Plan valued at $150 million annually

“Driven by new contract wins, strong client retention, cross-sell selling success and operational synergies, we generated record sales and profitability in the second quarter,” said Mark Thierer, President and CEO of SXC. “As the Technology-Enabled PBM, we continue to benefit from our flexible and diversified business model which enables us to service a broad number of market verticals and a wide range of customers within each segment. This diversification has helped us to grow our business and expand our sales pipeline during difficult economics times. As a result of our strong financial and operational performance in the first half of the year and our positive outlook for the second half, we are once again raising our fiscal 2009 financial targets.”

Financial Review
Revenue and gross profit segmented by PBM and HCIT was as follows:

Effective with the acquisition of NMHC, the Company evaluates segment performance based on revenue and gross profit. A reconciliation of the Company’s business segments to the consolidated financial statements for the three- and six-month periods ended June 30, 2009 and 2008 is as follows (in thousands):

Three months ended June 30, (unaudited, in thousands)

	PBM		HCIT		Consolidated
	Q2 2009	Q2 2008	Q2 2009	Q2 2008	Q2 2009	Q2 2008
Revenue	$293,906	$204,860	$26,923	$22,895	$320,829	$227,755
Gross profit	$34,530	$16,814	$12,681	$13,026	$47,211	$29,840
Gross profit %	11.7%	8.2%	47.1%	56.9%	14.7%	13.1%

²Six months ended June 30, (unaudited, in thousands)

	PBM		HCIT		Consolidated
	YTD 09	YTD 08	YTD 09	YTD 08	YTD 09	YTD 08
Revenue	$561,686	$204,860	$50,103	$47,212	$611,789	$252,072
Gross profit	$63,312	$16,814	$23,083	$26,506	$86,395	$43,320
Gross profit %	11.3%	8.2%	46.1%	56.1%	14.1%	17.2%

PBM revenue was $293.9 million for Q2 2009, compared to $204.9 million for Q2 2008. PBM revenue for the year-to-date (YTD) period was $561.7 million, compared to $204.9 million in the prior year.

Q2 2009 HCIT revenue was $26.9 million, compared to $22.9 million in the same period in 2008.  Recurring revenue consisted of transaction processing revenue of $15.7 million, compared to $11.9 million in Q2 2008 and maintenance revenue of $4.5 million, compared to $4.1 million in Q2 2008. Recurring revenue accounted for 75% of HCIT revenue in Q2 2009, compared to 70% in Q2 2008. Q2 2009 non-recurring revenue consisted of professional service revenue of $3.8 million, compared to $3.1 million in Q2 2008, and system sales revenue of $3.0 million, compared to $3.8 million in Q2 2008.

For the YTD period, HCIT revenue was $50.1 million, compared to $47.2 million in the prior year period. Transaction processing revenue for the YTD period was $29.4 million, compared to $26.5 million in the prior year period. Maintenance revenue for the YTD period was $9.0 million, compared to $8.3 million in the prior year period. Recurring revenue in the YTD period accounted for 77% of HCIT revenue compared to 74% in the prior year period. Professional services revenue for the YTD period was $7.4 million, compared to $6.9 million in the prior year period.  System sales revenue for the YTD period was $4.3 million, compared to $5.5 million in the prior year period.

Product Development Costs
Product development costs for Q2 2009 were $3.0 million, compared to $2.5 million in Q2 2008.  Product development costs for the YTD period were $6.2 million, compared to $4.9 million in the prior year period. Product development remains a key priority for SXC as the Company seeks to develop enhancements to existing products and the launch of new offerings.

Selling, General and Administration (“SG&A”) Costs
SG&A costs for Q2 2009 were $21.9 million, compared to $19.6 million in Q2 2008. SG&A for the YTD period was $42.7 million, compared to $25.4 million in the prior year period. The increase is primarily due to the acquisition of NMHC which occurred in May 2008 and other initiatives to expand the Company’s sales and support capabilities.

Adjusted EBITDA¹
Q2 2009 adjusted EBITDA was $23.7 million, compared to $9.6 million in Q2 2008. Adjusted EBITDA for the YTD period was $40.0 million, compared to $15.9 million in the prior year period. The year-over-year growth in adjusted EBITDA was due primarily to the addition of the NMHC business, new contract wins, improved purchasing efficiencies on prescription drugs, and cost synergies generated from the acquisition.

Income Taxes
The Company recognized income tax expense of $5.2 million in Q2 2009, representing an effective tax rate of 30%, compared to an income tax expense of $0.5 million in Q2 2008, representing an effective tax rate of 14%. Income tax expense for the YTD period was $8.1 million, representing an effective tax rate of 29%, compared to an income tax expense of $2.2 million in the prior year period, representing an effective tax rate of 25%. The change in the effective tax rate is due primarily to greater earnings in 2009.

Net Income
The Company reported Q2 2009 net income of $12.0 million, or $0.47 per share (fully-diluted), which included $2.4 million of intangible amortization, compared to $3.3 million, or $0.14 per share (fully-diluted), which included $2.4 million of intangible amortization, in Q2 2008. Net income for the YTD period was $19.7 million, or $0.79 per share (fully-diluted), which also included $5.2 million of intangible amortization, compared to net income in the prior year period of $6.6 million, or $0.29 per share (fully-diluted), which included $2.8 million of intangible amortization.

Cash from Operations
SXC continues to generate strong cash from operations. For Q2 2009, the Company generated $19.8 million of cash through its operations, compared to $9.0 million during Q2 2008. The Company’s quarterly cash flows can be impacted by the timing of pharmacy deposit and rebate payments it receives for certain customers. For the YTD period, SXC generated cash from operations of $31.7 million, compared to $17.0 million in the prior year period.

At June 30, 2009 and December 31, 2008, SXC had cash and cash equivalents totalling $96.6 million and $67.7 million, respectively. The Company believes that its cash on hand, together with cash generated from operating activities and amounts available under its existing credit facility, will be sufficient to support planned operations through the foreseeable future.

2009 Financial Guidance
With today’s announcement, SXC is revising its financial targets for 2009:
•	Revenue of $1.35-$1.4 billion versus prior estimate of $1.25-$1.35 billion
•	Gross profit of $166-$171 million versus prior estimate of $145-$155 million
•	Fully-diluted GAAP EPS (including all transaction-related amortization) of $1.42-$1.50 versus prior estimate of $0.93-$1.01
•	Adjusted EBITDA of $78-$81 million versus prior estimate of $57-$60 million
•	Fully-diluted Non-GAAP adjusted earnings per share¹ (excluding the NMHC transaction-related amortization) of $1.62-$1.70 versus prior estimate of $1.13-$1.21

Notice of Conference Call
SXC will host a conference call on Thursday, August 6, 2009 at 8:30 a.m. ET to discuss its financial results.  Mark Thierer, President and CEO, and Jeff Park, EVP and CFO will co-chair the call. All interested parties can join the call by dialing 1-866-250-4909 or 416-646-3095. Please dial in 15 minutes prior to the call to secure a line. The conference call will be archived for replay until Thursday, August 13, 2009 at midnight. To access the archived conference call, please dial 1-877-289-8525 or 416-640-1917 and enter the reservation code 21311296 followed by the number sign.

A live audio webcast of the conference call will be available www.sxc.com and www.newswire.ca. Please connect at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be required to join the webcast. An archived replay of the webcast will be available for 365 days.

1Non-GAAP Financial Measures
SXC reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). SXC’s management also evaluates and makes operating decisions using various other measures. Two such measures are adjusted earnings per share, and adjusted EBITDA, which are non-GAAP financial measures. SXC’s management believes that these measures provide useful supplemental information regarding the performance of SXC’s business operations.

Adjusted earnings per share is a non-GAAP measure which takes earnings per share and adds back the impact of amortization expense related to the acquisition of NMHC, net of tax.  Acquisition-related amortization expense is a non-cash expense arising from the acquisition of intangible assets in connection with the acquisition. SXC excludes acquisition-related amortization expense from non-GAAP adjusted earnings per share because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of SXC business operations and (ii) such expenses can vary significantly between periods as a result of new acquisitions and full amortization of previously acquired intangible assets. Investors should note that the use of these intangible assets will contribute to revenue in the future period presented and periods beyond that and should also note that such expense will recur in future periods. The 2009 guidance of adjusted earnings per share was computed by taking the Company's GAAP earnings per share guidance and adding back the expected impact of acquisition-related amortization expense, net of tax.

Adjusted EBITDA is a non-GAAP measure that management believes is a useful supplemental measure of operating performance prior to net interest income (expense), income taxes, depreciation, amortization, stock-based compensation, and certain other one-time charges.  Management believes it is useful to exclude depreciation, amortization and net interest income (expense) as these are essentially fixed amounts that cannot be influenced by management in the short term. In addition, management believes it is useful to exclude stock-based compensation as this is not a cash expense. Lastly, certain other one-time charges (including losses on disposals of capital assets) are excluded as these are not considered to be recurring items.

Adjusted prescription volume equals SXC’s Mail Service prescriptions multiplied by three, plus its retail and specialty prescriptions. The Mail Service prescriptions are multiplied by three to adjust for the fact that they typically include approximately three times the amount of product days supplied compared with retail prescriptions.

Management believes that adjusted earnings per share, adjusted EBITDA and adjusted prescription volume provide useful supplemental information to management and investors regarding the performance of the Company’s business operations and facilitate comparisons to its historical operating results. Management also uses this information internally for forecasting and budgeting as it believes that the measures are indicative of the Company’s core operating results. Note however, that these items are performance measures only, and do not provide any measure of the Company’s cash flow or liquidity. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance in accordance with GAAP, and investors and potential investors are encouraged to review the reconciliation of adjusted earnings per share and adjusted EBITDA.

Adjusted earnings per share and adjusted EBITDA do not have standardized meanings prescribed by GAAP. The Company's method of calculating these items may differ from the methods used by other companies and, accordingly, it may not be comparable to similarly titled measures used by other companies. Reconciliation of adjusted EBITDA to net income and adjusted net income to net income is shown below:

	For the three months ended		For the six months ended
	June 30,		June 30,
	2009	2008	2009	2008
	(unaudited) (in thousands)

Adjusted EBITDA	$23,657	$9,576	$39,988	$15,909

Amortization of Intangible Assets	(2.415)	(2,432)	(5,240)	(2,828)

Depreciation of Property & Equipment	(1,968)	(1,881)	(3,944)	(3,046)

Stock-Based Compensation	(817)	(1,325)	(1430)	(2,104)

Other Income (Expense)	(283)	(29)	42	(35)

Interest Income (Expense), Net	(979)	(116)	(1,689)	903

Income Tax Expense	(5,218)	(526)	(8,068)	(2,175)

Net Income	$11,977	$3,267	$19,659	$6,624

Non-GAAP Adjusted Earnings Per Share	For the 3 months ended Jun 30, 2009
(unaudited) (in thousands, except per share data)

Net Income	$11,977

Amortization of NMHC Intangibles (Net of Taxes)	1,320

Adjusted Net-Income	$13,297

Adjusted EPS (diluted)	$0.53

2On April 30, 2008, SXC closed the acquisition of NMHC. As a result, SXC has introduced some new segmentation and presentation of its financial results. Revenue is now segmented into two groups: Pharmacy Benefits Management (“PBM”) which includes informedRx as well as mail-order and specialty pharmacies, and Healthcare Information Technology (“HCIT”). SXC records PBM revenue from NMHC exclusively on a gross basis which equates to the prescription price paid by consumers plus an administrative fee. The HCIT business records revenue only on the basis of the administrative fee; drug ingredient cost is not included in revenues or cost of claims.

The net effect is that SXC’s year-over-year revenues have increased dramatically while gross profit margin and adjusted EBITDA have increased in absolute dollar terms, but have declined as a percentage of total sales. These changes do not affect profitability on an absolute dollar or per share basis.

About SXC Health Solutions Corp.

SXC Health Solutions Corp. is a leading provider of pharmacy benefit management (PBM) services and Healthcare Information Technology (HCIT) solutions to the healthcare benefits management industry. As the industry’s “Technology-Enabled PBM”™, SXC’s product offerings and solutions combine a wide range of advanced PBM services, software applications, application service provider (ASP) processing services, and professional services to help healthcare organizations reduce the cost of prescription drugs and deliver better healthcare to their members. SXC serves many of the largest organizations in the pharmaceutical supply chain, such as health plans; employers; Federal, provincial, and state governments; institutional pharmacies; pharmacy benefit managers; and retail pharmacy chains. SXC is headquartered in Lisle, Illinois with multiple locations in North America. Learn more at www.sxc.com.

Forward-Looking Statements
Certain statements included herein, including those that express management's expectations or estimates of our future performance, constitute "forward-looking statements" within the meaning of applicable securities laws.   Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management at this time, are inherently subject to significant business, economic and competitive uncertainties and contingencies.   We caution that such forward-looking statements involve known and unknown risks, uncertainties and other risks that may cause our actual financial results, performance, or achievements to be materially different from our estimated future results, performance or achievements expressed or implied by those forward-looking statements.   Numerous factors could cause actual results to differ materially from those in the forward-looking statements, including without limitation, our ability to achieve increased market acceptance for our product offerings and penetrate new markets; consolidation in the healthcare industry; the existence of undetected errors or similar problems in our software products; our ability to identify and complete acquisitions, manage our growth and integrate acquisitions; our ability to compete successfully; potential liability for the use of incorrect or incomplete data; the length of the sales cycle for our healthcare software solutions; interruption of our operations due to outside sources; our dependence on key customers; maintaining our intellectual property rights and litigation involving intellectual property rights; our ability to obtain, use or successfully integrate third-party licensed technology; compliance with existing laws, regulations and industry initiatives and future change in laws or regulations in the healthcare industry; breach of our security by third parties; our dependence on the expertise of our key personnel; our access to sufficient capital to fund our future requirements; and potential write-offs of goodwill or other intangible assets. This list is not exhaustive of the factors that may affect any of our forward-looking statements.  Other factors that should be considered are discussed from time to time in SXC’s filings with the U.S. Securities and Exchange Commission, including the risks and uncertainties discussed under that captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2008 Annual Report on Form 10-K and subsequent Form 10-Qs, which are available at www.sec.gov.  Investors are cautioned not to put undue reliance on forward-looking statements.  All subsequent written and oral forward-looking statements attributable to SXC or persons acting on our behalf are expressly qualified in their entirety by this notice.  We disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

Certain of the assumptions made in preparing forward-looking information and management’s expectations include: maintenance of our existing customers and contracts, our ability to market our products successfully to anticipated customers, the impact of increasing competition, the growth of prescription drug utilization rates at predicted levels, the retention of our key personnel, our customers continuing to process transactions at historical levels, that our systems will not be interrupted for any significant period of time, that our products will perform free of major errors, our ability to obtain financing on acceptable terms and that there will be no significant changes in the regulation of our business.

For more information, please contact:
Jeff Park	Dave Mason	Susan Noonan
Chief Financial Officer	Investor Relations - Canada	Investor Relations - U.S.
SXC Health Solutions, Inc.	The Equicom Group Inc.	The SAN Group, LLC
Tel: (630) 577-3100	(416) 815-0700 ext. 237	(212) 966-3650
investors@sxc.com	dmason@equicomgroup.com	susan@sanoonan.com

SXC HEALTH SOLUTIONS CORP.
Consolidated Balance Sheets
(in thousands, except share data)

	June 30,	December 31,
	2009	2008
	(unaudited)
ASSETS

Current assets
Cash and cash equivalents	$96,634	$67,715
Restricted cash	14,135	12,498
Accounts receivable, net of allowance for doubtful accounts of $3,133 (2008 - $3,570)	81,013	80,531
Rebates receivable	22,512	29,586
Unbilled revenue	-	73
Prepaid expenses and other assets	5,580	4,382
Inventory	6,108	6,689
Income tax recoverable	1,327	1,459
Deferred income taxes	8,209	10,219
Total current assets	235,518	213,152

Property and equipment, net of accumulated depreciation of $23,566 (2008 - $19,449)	20,778	20,756
Goodwill	143,852	143,751
Other intangible assets, net of accumulated amortization of $19,339 (2008 - $14,099)	42,066	46,406
Deferred financing charges	1,259	1,481
Deferred income taxes	1,852	1,323
Other assets	1,310	1,474
Total assets	$446,635	$428,343

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable	$8,386	$8,302
Customer deposits	12,647	11,875
Salaries and wages payable	12,509	15,681
Accrued liabilities	25,751	32,039
Pharmacy benefit management rebates payable	45,856	36,326
Pharmacy benefit claim payments payable	41,940	51,406
Deferred revenue	8,493	7,978
Current portion of long-term debt	4,800	3,720
Total current liabilities	160,382	167,327

Long-term debt, less current installments	41,520	43,920
Deferred income taxes	15,538	15,060
Deferred lease inducements	2,986	3,217
Deferred rent	1,323	1,461
Other liabilities	3,103	3,195
Total liabilities	224,852	234,180

Shareholders' equity
Common stock: no par value, unlimited shares authorized; 24,639,093 shares issued and outstanding at June 30, 2009 (2008- 24,103,032 shares)	153,320	146,988
Additional paid-in capital	13,407	11,854
Retained earnings	55,410	35,751
Accumulated other comprehensive loss	(354)	(430)
Total shareholders' equity	221,783	194,163

Total liabilities and shareholders' equity	$446,635	$428,343

SXC HEALTH SOLUTIONS CORP.
Consolidated Statements of Operations
(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Revenue:
PBM	$293,906	$204,860	$561,686	$204,860
HCIT:
Transaction processing	15,663	11,888	29,390	26,536
Maintenance	4,477	4,130	8,951	8,340
Professional services	3,801	3,066	7,443	6,857
System sales	2,982	3,811	4,319	5,479
Total revenue	320,829	227,755	611,789	252,072

Cost of revenue:
PBM	259,376	188,046	498,374	188,046
HCIT	14,242	9,869	27,020	20,706
Total cost of revenue	273,618	197,915	525,394	208,752
Gross profit	47,211	29,840	86,395	43,320

Expenses:
Product development costs	3,027	2,480	6,190	4,939
Selling, general and administrative	21,907	19,557	42,704	25,428
Depreciation of property and equipment	1,405	1,433	2,887	2,194
Amortization of intangible assets	2,415	2,432	5,240	2,828
	28,754	25,902	57,021	35,389

Operating income	18,457	3,938	29,374	7,931

Interest income	(225)	(647)	(471)	(1,701)
Interest expense	1,204	763	2,160	798
Net interest expense (income)	979	116	1,689	(903)

Other (income) expense	283	29	(42)	35

Income before income taxes	17,195	3,793	27,727	8,799

Income tax expense:
Current	4,403	597	6,604	1,979
Deferred	815	(71)	1,464	196
	5,218	526	8,068	2,175

Net income	$11,977	$3,267	$19,659	$6,624

Earnings per share:
Basic	$0.49	$0.14	$0.81	$0.30
Diluted	$0.47	$0.14	$0.79	$0.29

Weighted average number of shares used
in computing earnings per share:
Basic	24,638,986	22,948,940	24,417,241	21,972,315
Diluted	25,270,639	23,558,446	25,001,382	22,510,153

SXC HEALTH SOLUTIONS CORP.
Consolidated Statements of Cash Flows
(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Cash flows from operating activities:
Net income	$11,977	3,267	$19,659	$6,624
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	817	1,325	1,430	2,104
Depreciation of property and equipment	1,968	1,881	3,944	3,046
Amortization of intangible assets	2,415	2,432	5,240	2,828
Deferred lease inducements and rent	(324)	(43)	(369)	(107)
Deferred income taxes	815	(71)	1,464	196
Tax benefit on option exercises	(544)	(59)	(2,106)	(80)
(Gain) loss on foreign exchange	68	(35)	(26)	(21)
Changes in operating assets and liabilities, net of effects from acquisition:
Accounts receivable	3,489	11,618	(374)	12,828
Rebates receivable	1,375	1,153	7,074	1,153
Restricted cash	(507)	(4,325)	(1,637)	(4,325)
Unbilled revenue	1	(77)	73	101
Prepaid expenses	(743)	1,789	(1,164)	1,322
Inventory	(60)	(249)	597	(264)
Income tax recoverable	2,150	(663)	2,238	354
Accounts payable	1,282	1,858	84	1,264
Accrued liabilities	2,601	(6,108)	(6,016)	(5,715)
Deferred revenue	(2,775)	(943)	472	(254)
Pharmacy benefit claim payments payable	(9,951)	(1,298)	(9,466)	(1,536)
Pharmacy benefit management rebates payable	6,989	(3,860)	9,530	(2,448)
Customer deposits	(1,402)	1,546	772	102
Other	197	(131)	261	(131)
Net cash provided by operating activities	19,838	9,007	31,680	17,041

Cash flows from investing activities:
Purchases of property and equipment	(2,457)	(810)	(5,746)	(3,414)
Lease inducements received	-	373	-	373
Acquisitions, net of cash acquired	(1,996)	(101,670)	(2,176)	(101,670)
Net cash used in investing activities	(4,453)	(102,107)	(7,922)	(104,711)

Cash flows from financing activities:
Issuance of long-term debt	-	48,000	-	48,000
Payment of financing costs	-	(1,518)	-	(1,518)
Proceeds from exercise of options	2,003	137	4,349	333
Tax benefit on option exercises	544	59	2,106	80
Repayment of long-term debt	(1,200)	(120)	(1,320)	(120)
Net cash provided by financing activities	1,347	46,558	5,135	46,775

Effect of foreign exchange on cash balances	(68)	35	26	21

Increase in cash and cash equivalents	16,664	(46,507)	28,919	(40,874)

Cash and cash equivalents, beginning of period	79,970	96,562	67,715	90,929

Cash and cash equivalents, end of period	$96,634	$50,055	$96,634	$50,055